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                                                                   Exhibit 10.12
                                                                   -------------

                        INCENTIVE COMPENSATION PROGRAM
                            OUTLINE AND MEASUREMENT
                             FISCAL YEAR 2001


INCENTIVE COMPENSATION INCREMENTS:

Up to 15% of base salary can be earned by each participant upon successfully achieving budgeted revenue and operating income levels for the year, based on applicable budgets, as follows:

     A. 10% upon achieving the budgeted revenue and operating income for the fiscal year 2001, and

     B.   5% upon exceeding budgeted revenue and operating income by 10%.

PARTICIPATION:

Participants will be identified by the Company's CEO and COO and advised of their eligibility to participate at the beginning of the fiscal year. Any bonuses earned by executive officers of the Company must be reviewed and approved by the Compensation Committee of the Board of Directors prior to payment.

MEASUREMENT AND PAYMENT:

Measurement will be based on the actual revenues and results of operations for the Company for the fiscal year ended May 31, 2001, after completion of the annual financial audit. As noted, actual operating income, as defined below, will be compared to budgeted operating income.

Earned bonuses will be paid prior to the end of the first quarter of fiscal 2002 (August 31, 2001).

DEFINITION OF OPERATING INCOME:

"Operating Income" is defined as net revenue less cost of goods sold and sales, general and administrative expenses, including allocation of corporate costs, accounting department costs, human resource department costs, and information technology department costs to each division/company/unit. Operating income will be an identifiable line item on each division, group and consolidated budget.